   Exhibit 99.1

Las Vegas Resorts Corporation changes name to Winner Medical
 Group Inc. and is now quoted under the symbol WMDG

SHENZHEN, CHINA - March 6, 2006 - Following the change of its name from Las Vegas Resorts Corporation (LVGC.OB) to Winner Medical Group, Inc., Winner Medical Group has announced that effective today the company’s stock will be quoted on the OTCBB under the new symbol “WMDG.OB.”

Winner Medical Group was originally incorporated in Nevada and known as Las Vegas Resorts Corporation. On December 16, 2005, Winner Medical Group effected a reverse acquisition of Winner Group Limited, a Cayman Islands corporation. Following the reverse acquisition transaction, Winner Medical Group changed its name to be similar to that of its new Cayman Islands subsidiary. The name change became effective February 13, 2006 and the symbol change becomes effective today.

Jianquan Li, the Company’s Chief Executive Officer, commented, “The Company’s name change to Winner Medical Group Inc. portrays a much more precise description of our business. We have been fortunate to have established a position as one of the leading manufacturers and exporters of medical disposable products in China. We believe that our name change is a first step in establishing a greater understanding of our company in the US public equity markets.”

About The Winner Medical Group

Winner Medical Group. is a holding company comprised of eleven subsidiaries engaged in research and development, manufacturing and trading of high-quality cotton disposable medical and surgical products for the institutional and home care markets and of medical disposables in other product categories. Winner Medical Group is one of the leading exporters of medical disposables in China, and one of the only Chinese company licensed by the FDA to ship finished, sterilized products directly to the US market. Winner Medical Group operates over 5 million square feet of manufacturing space in 13 facilities in eleven locations, and is headquartered at its industrial complex in Shenzhen, PRC.

Forward-Looking Statements

This press release contains certain statements that may include “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding Winner Medical Group. and its subsidiary companies business strategy, plans and objective and statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although Winner Medical Group believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical Group’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical Group’s periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to Winner Medical Group or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical Group does not assume a duty to update these forward-looking statements.